SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 8-K

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                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported)  May 1, 1997
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                             TRANS-LUX CORPORATION
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            (Exact name of registrant as specified in its charter)


       Delaware                     1-2257                  13-1394750
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(State or other jurisdiction      (Commission            (I.R.S. Employer
of incorporation)                 File Number)           Identification No.)


                 110 Richards Avenue, Norwalk, CT  06856-5090
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              (Address of principal executive offices) (Zip Code)


      Registrant's telephone number, including area code:  (203) 853-4321


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        (Former name or former address, if changed since last report.)






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   Item 2.   Acquisition or Disposition of Assets
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          On May 1, 1997, a wholly-owned subsidiary, Trans-Lux Midwest
   Corporation, acquired the catalog and custom scoreboard sign business segment of Fairtron Corporation, an Iowa corporation located in Des Moines, Iowa, which manufactures scoreboard and related signs, pursuant to an agreement for a cash purchase price of $450,000, noncompete and consulting fees, assumption of debt and contingent additional purchase price of $250,000 for an approximate total purchase price of $7.3 million. Current assets acquired, net of cash received, include approximately $3.8 million net book value of accounts receivable and inventory. Fixed assets acquired include land, building, leasehold, machinery and equipment, and intellectual property. The total cash purchase price is subject to adjustment based on the April 30, 1997 balance sheet, as provided for in the Purchase of Assets Agreement. The purchase was financed by working capital and assumption of debt.

          The foregoing is only a brief summary of the Purchase of Assets Agreement and reference is made to the entire agreement which is filed as an exhibit to this report.

   Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits
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          (a)  Financial Statements of Business Acquired (to be filed by amendment within 75 days following May 1, 1997).

          (b) Pro Forma Financial Information (to be filed by amendment within 75 days following May 1, 1997).

          (c)  Exhibits.

               10(a) Purchase of Assets Agreement dated as of April 30, 1997 between Trans-Lux Midwest Corporation and Fairtron Corporation.

                                    SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  TRANS-LUX CORPORATION



                                                 By:/s/ Angela D. Toppi
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                                                      Angela D. Toppi
                                                      Chief Financial Officer

Dated:  May 15, 1997